Exhibit 21.1

Addentax Group Corp.

Subsidiaries of the Registrant

Subsidiaries	Place of incorporation
Yingxi Industrial Chain Group Co., Ltd.	Seychelles

Yingxi Industrial Chain Investment Co.,Ltd.	Hong Kong

Yingxi Textile & Garments Co., Ltd. (f/k/a Qianhai Yingxi Textile & Garments Co., Ltd.)	Mainland China

Shenzhen Yingxi Industrial Chain Services Co., Ltd. (f/k/a Shenzhen Qianhai Yingxi Industrial Chain Services Co., Ltd.)	Mainland China

Dongguan Heng Sheng Wei Garments Co., Ltd	Mainland China

Dongguan Yushang Clothing Co., Ltd	Mainland China

Shenzhen Xin Kuai Jie Transportation Co., Ltd	Mainland China

Shenzhen Yingxi Peng Fa Logistic Co., Ltd.,	Mainland China

Keemo Fashion Group Limited	Nevada

GW Reader Holding Limited	Cayman Islands

Willing Read Culture Technology Co., Ltd.	Hong Kong

GW Reader Sdn. Bhd.	Malaysia

*Shantou Yi Bai Yi Garment Co., Ltd.	Mainland China

●	The Company has initiated the process of divesting its subsidiary, Shantou Yi Bai Yi Garment Co., Ltd. (“YBY”). The Company no longer exercises control over YBY and, accordingly, has excluded YBY from its consolidated financial statements since July 2024. Although the Company remains the registered shareholder of YBY, it intends to complete a formal divestiture to clarify legal ownership.